Exhibit 99.1

                CDEX INC. ANNOUNCES CHANGE IN BOARD OF DIRECTORS

TUCSON, AZ - June 24, 2009 - CDEX Inc. (OTCBB: CEXI) announces the resignation of General Robert H. Foglesong, U.S. Air Force (Retired), from its Board of Directors, effective June 24, 2009. General Foglesong (ret) has served on the Board of Directors since May 2008 and resigns in order to spend more time dealing with issues critical to his family.

"I regret having to leave the Board at this time, but my personal family situation dictates my resignation from a number of Boards that I was serving on," said General Foglesong (ret). "I continue to be excited about the CDEX technology and its applications to patient safety and law enforcement. I wish Malcolm and the company every success going forward."

"I am disappointed to see General Foglesong leave the CDEX Board but I understand his reasons. As a Board member he has challenged executive management in both business and technical directions," said Malcolm Philips, CDEX Chairman. "General Foglesong leaves the Board and this Company better by his presence and involvement. We wish him well in the future and look forward to tapping into his advice periodically as we go forward."

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed(TM) product line provides life-saving validation of high-risk medications and returned narcotics. The ID2 (TM) product line detects trace amounts of illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings. For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Any Non-Historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other similar words. These statements pose risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the Protection of intellectual property and proprietary information, and other risks detailed from time-to-time in filings with the Sec. There is no obligation to publicly update any forward-looking statements.